EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

FIRST QUARTER FISCAL 2022 FINANCIAL RESULTS

●	Net income of $4.7 million, up from the previous quarter’s $2.6 million.
●	Diluted earnings per share of $0.37, up 85% from $0.20 of the previous quarter.
●	Backlog of $217.5 million as of December 31, 2021, up 24% from previous quarter and up 50% year-over-year, driven by aerospace order entry. Aerospace growth expected to continue with monthly pre-pandemic shipping levels projected to be achieved by the end of this fiscal year.
●	Net revenue of $99.4 million, up 4.4% versus previous quarter and up 37.8% versus prior year first quarter. Achievement of sequential sales growth in the first quarter of the fiscal year, which is typically a seasonally lower quarter.

●        Gross margin continued to improve to 17.9%, up 40 basis points from the previous quarter and 1,650 basis points from the first quarter of last year.

●	Cash used to invest in working capital as backlog and production increase. Liquidity remains strong at $111.3 million, including $97.0 million available from the credit facility and $14.3 million in cash as of December 31, 2021.

●        Completed $10.0 million in stock repurchases, with $5.7 million purchased in the first quarter combined with $4.3 million in the fourth quarter. Discontinued plan at the end of the quarter with reallocation of cash to working capital due to the 24.1% increase in the backlog.

●       Pension and post-retirement expense reduced by $1.5 million in the first quarter and is expected to be $6.0 million lower in fiscal year 2022, versus prior year.  U.S pension plan at 93% funded.

●        Capital investment in the first quarter of $3.3 million of the previously reported forecast of $17.7 million for fiscal 2022.

●        Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, January 27, 2022 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the first quarter ended December 31, 2021.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“Our aerospace business showed significant strength this quarter, with both revenue growth and increasing backlog.  Based on this backlog growth and published industry build rates, we expect to be back to pre-pandemic monthly shipment levels in aerospace by the end of this fiscal year,” said Michael L. Shor, President and Chief Executive Officer. “Our recovery is well underway and we believe that our pricing and variable cost improvements will continue to expand both gross margin and profitability as we leverage the 25% reduction in our breakeven point. Our team has also increased our labor force and invested in the working capital required to meet the anticipated increases in demand across our key markets.”

1st Quarter Results

Net Revenues.  Net revenues were $99.4 million in the first quarter of fiscal 2022, an increase of 37.8% from $72.2 million in the same period of fiscal 2021.   Volume was 3.9 million pounds in the first quarter of fiscal 2022, an increase of 38.9% from 2.8 million pounds in the same period of fiscal 2021.  The increase in pounds sold is due to the demand recovery and strong sales in the aerospace market, which increased by 106.2%, as well as the chemical processing market, which increased by 32.1%, from the first quarter of fiscal 2021.  The product average selling price was $24.50 per pound in the first quarter of fiscal 2022, an increase of 2.8% from $23.84 per pound in the same period of fiscal 2021.   The increase in product average selling price per pound largely reflects higher market prices of raw materials, which increased average selling price per pound by approximately $1.90, partially offset by a lower-value product mix and other pricing considerations, which decreased average selling price per pound by approximately $1.24.

Cost of Sales. Cost of sales was $81.7 million, or 82.1% of net revenues, in the first quarter of fiscal 2022 compared to $71.2 million, or 98.6% of net revenues, in the same period of fiscal 2021. The decrease in costs as a percentage of revenues was primarily due to higher volumes sold which eliminated the requirement that fixed costs be directly expensed as was the case in the first quarter of fiscal 2021 which had $5.9 million of costs directly expensed to Cost of Sales.

Gross Profit.  As a result of the above factors, gross profit was $17.8 million for the first quarter of fiscal 2022, an increase of $16.8 million from the same period of fiscal 2021. Gross margin as a percentage of net revenue increased to 17.9% in the first quarter of fiscal 2022 as compared to 1.4% in the same period of fiscal 2021.  The first quarter of fiscal 2021 was adversely impacted by the COVID-19 pandemic as volumes reduced significantly.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $11.4 million for the first quarter of fiscal 2022, an increase of $1.6 million, or 16.7%, from the same period of fiscal 2021.  Selling, general and administrative expense as a percentage of net revenues decreased to 11.4% for the first quarter of fiscal 2022 compared to 13.5% for the same period of fiscal 2021.  Higher incentive compensation expense and higher foreign exchange losses were the primary drivers of the increased expense in the first quarter of fiscal 2022.  Additionally, temporary cost containment initiatives that were in place during the first quarter of fiscal 2021, in response to the COVID-19 pandemic, were subsequently ended, which contributed to the higher expense in the first quarter of fiscal 2022 as compared to the same period of fiscal 2021.

Research and Technical Expense.  Research and technical expense was $0.9 million, or 0.9% of net revenue, for the first quarter of fiscal 2022, compared to $0.8 million, or 1.1% of net revenue, in the same period of fiscal 2021.

Operating Income/(Loss).  As a result of the above factors, operating income in the first quarter of fiscal 2022 was $5.5 million compared to operating loss of $(9.5) million in the same period of fiscal 2021

Nonoperating retirement benefit expense.  Nonoperating retirement benefit expense was a benefit of $1.1 million in the first quarter of fiscal 2022 compared to an expense of $0.4 million in the same period of fiscal 2021.  The difference was primarily driven by a favorable actuarial valuation of the U.S. pension plan liability as of September 30, 2021 caused by a higher-than-expected return on plan assets coupled with a higher discount rate.  The amortization of this favorable valuation is recorded as a benefit to Nonoperating retirement benefit expense.

Income Taxes. Income tax expense was $1.6 million in the first quarter of fiscal 2022, a difference of $3.8 million from an income tax benefit of $2.2 million in the first quarter of fiscal 2021, driven primarily by a difference in income (loss) before income taxes of $16.5 million.

Net Income/(Loss).  As a result of the above factors, net income in the first quarter of fiscal 2022 was $4.7 million, compared to net loss of $(8.0) million in the same period of fiscal 2021.

Volumes and Pricing

Volumes are typically sequentially lower in the first quarter of each fiscal year due to holidays, maintenance outages and customers managing their calendar year-end balance sheets.  However, this trend was muted in the first quarter of fiscal 2022 with volume that was relatively flat.  The Company experienced only a 2.2% decline due to a significant sequential increase in shipments to the aerospace market of 22.0% as well as increased shipments to the chemical processing industry

(CPI) that were sequentially higher by 10.0%.  Aerospace volumes continue to recover from the COVID-19 pandemic with fiscal 2022 first quarter volume at 1.9 million pounds.  However, this level is still 27.5% below the pre-pandemic levels of the average quarter of fiscal 2019.  The Company expects to return to fiscal 2019 quarterly shipment levels by the end of fiscal year 2022. Chemical processing volume increased sequentially driven by continued recovery from the pandemic and higher oil prices, which drive higher capital spending in the sector.  These increases were offset by a 32.2% sequential decrease in industrial gas turbine (IGT) shipments and a 21.9% sequential decrease in other markets.  The industrial gas turbine shipments were lower this quarter due to timing of certain customer orders and are expected to improve next quarter.  Other markets decreased due to lower flue-gas desulphurization (FGD) volumes.  As business conditions continue to improve in the aerospace, IGT and CPI markets, a reduction in FGD shipments is expected as the Company utilizes its manufacturing capacity to produce higher value products.  Year-over-year volumes increased 38.9%, with aerospace increasing 106.2% and CPI increasing 32.1% and IGT and Other markets relatively flat.

The Company has continued its strategy of increasing pricing and margins, recognizing the high-value, differentiated products and services the Company offers. The Company announced multiple price increases for non-contract business as market conditions improved combined with inflationary pressures.  In addition, pricing for contract business is being negotiated as those contracts come due.  Most customer long-term agreements have adjustors for consumer price index to help cover general inflationary items.  The product average selling price per pound in the first quarter of fiscal 2022 was $24.50, which increased 8.7% sequentially and 2.8% year-over-year due to the noted price increases, but average selling price per pound is also impacted by the product mix sold.

Gross Profit Margin Trend Performance

Gross margins continued to increase with a 17.9% gross margin this quarter compared to 17.5% last quarter and 1.4% in the first quarter of last year.  The Company has implemented focus initiatives designed to increase pricing and reduce costs.  These initiatives, combined with improved volumes compared to the same quarter last year, has driven growth in our gross margins and profitability at a much lower volume breakeven point with the current mix.  The Company previously needed to sell more than 5 million pounds to be profitable.  The past three quarters demonstrate the Company’s successful reduction of its breakeven point by roughly 25% with the current mix.  This quarter was profitable with 3.9 million pounds shipped, showing continued traction and momentum as volumes recover.

Backlog

The Company experienced significant increases in order entry over the past quarter, including order entry levels for aerospace and chemical processing that the Company has not seen since fiscal 2019 and, in the case of industrial gas turbines, levels the Company has not experienced for many years.  Backlog was $217.5 million at December 31, 2021, an increase of $42.2 million, or 24.1%, from $175.3 million at September 30, 2021.  Backlog pounds at December 31, 2021 increased during the first quarter of fiscal 2022 by 26.1% as compared to September 30, 2021.  The average selling price of products in the Company’s backlog decreased to $24.35 per pound at December 31, 2021 from $24.75 per pound at September 30, 2021, reflecting a change in product mix.

Capital Spending

During the first three months of fiscal 2022, capital investment was $3.3 million, and total planned capital expenditures for fiscal 2022 are expected to be approximately $17.7 million, which is below the Company’s depreciation levels.

Pension and Postretirement Plans

The Company’s U.S. pension glide path strategy is in place with changes to the asset allocation including a customized liability-driven investing strategy which is intended to reduce interest rate risk and equity risk.  The Company expects significantly reduced volatility going forward related to the pension funding percentage (the U.S. pension plan is currently approximately 93% funded) and reduced pension and postretirement expense (first quarter declined by $1.5 million and fiscal year 2022 expense is expected to decline by $6.0 million).   As of the end of the first quarter of fiscal 2022, the U.S. net pension liability was approximately $24.2M, a reduction of $81.0 million below the $105.2 million on the balance sheet at the beginning of fiscal 2021.  Inclusive of the retiree healthcare liability and U.K. pension asset, the net liability decrease is $94.0 million since the beginning of fiscal year 2021.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $273.7 million at December 31, 2021, an increase of $35.1 million, or 14.7%, from $238.7 million at September 30, 2021. The increase resulted primarily from inventory increasing by $23.0 million and accounts payable and accrued expenses decreasing by $13.2 million during the first three months of fiscal 2022, partially offset by accounts receivable decreasing by $1.1 million during the same period.  The Company continued to build work-in-process inventory during the quarter in response to the rapidly growing backlog.

Liquidity

The Company had cash and cash equivalents of $14.3 million at December 31 2021 compared to $47.7 million at September 30, 2021.  Additionally, the Company had $3.0 million of borrowings against the line of credit outstanding as of December 31, 2021.

Net cash used in operating activities in the first three months of fiscal 2022 was $23.8 million compared to net cash provided by operating activities of $18.5 million in the first three months of fiscal 2021, a difference of $42.3 million.  Cash used in operating activities in the first three months of fiscal 2022 was impacted by several factors: (i) an increase in inventory of $22.7 million during the first three months of fiscal 2022 as compared to a decrease in inventory of $13.3 million during the same period of fiscal 2021; (ii) a decrease in accounts payable and accrued expenses of $13.2 million during the first three months of fiscal 2022 as compared to a decrease in accounts payable and accrued expenses of $1.2 million during the same period of fiscal 2021, and (iii) a decrease in accounts receivable of $1.2 million during the first three months of fiscal 2022 as compared to a decrease in accounts receivable of $11.7 million during the same period of fiscal 2021.  This was partially offset by net income of $4.7 million in the first three months of fiscal 2022 as compared to net loss of $(8.0) million during the same period of fiscal 2021.

Net cash used in investing activities was $3.3 million in the first three months of fiscal 2022, which was higher than cash used in investing activities of $1.1 million during the same period of fiscal 2021 due to higher additions to property, plant and equipment.

Net cash used in financing activities was $6.4 million in the first three months of fiscal 2022, a difference of $2.3 million from cash used in financing activities of $4.1 million during the first three months of fiscal 2021, primarily driven by the share repurchases of $6.6 million as compared to $0.2 million during the same period of fiscal 2021, partially offset by net borrowing of $3.0 million against the revolving line of credit during the first three months of fiscal 2022.  Dividends paid of $2.8 million during the first three months of fiscal 2022 were comparable to same period of fiscal 2021.

Share repurchase plan

The Company purchased an additional 142,226 shares at a cost of $5.7 million during the first quarter of fiscal 2022 under its share repurchase plan implemented in the fourth quarter of fiscal 2021.   Since adoption of the plan, the Company has repurchased 255,204 shares at a total cost of approximately $10.0 million.  The Company discontinued the share repurchase plan at the end of the calendar year due to the 24.1% increase in the Company’s backlog.

Dividend Declared

On January 27, 2022, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock. The dividend is payable March 15, 2022 to stockholders of record at the close of business on March 1, 2022. The aggregate cash payout based on current shares outstanding will be approximately $2.8 million, or approximately $11.1 million on an annualized basis if current dividend levels are maintained.

Guidance

The Company expects volume, revenue and profitability to improve throughout the fiscal year. The Company currently anticipates that revenue in the second quarter will be approximately 10% higher than the first quarter of fiscal 2022.  The Company also believes that the sequential earnings growth rate will be greater than the growth rate of revenue due to profitability leverage based upon anticipated increased volumes along with continued pricing and cost improvements.

Earnings Conference Call

The Company will host a conference call on Friday, January 28, 2022 to discuss its results for the first quarter of fiscal 2022.  Michael Shor, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, January 28, 2022	Dial-In Numbers:	877-545-0523 (Domestic)
Time:	9:00 a.m. Eastern Time		973-528-0016 (International)
		Access Code:	664216

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, January 28th at 11:00 a.m. ET, through 11:59 p.m. ET on Sunday, February 27, 2022. To listen to the replay, please dial:

Replay:	877-481-4010 (Domestic) 919-882-2331 (International)
Replay Passcode:	44129

A replay of the Webcast will also be available for one year at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal 2022 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results on our results, capital expenditures, demand for our products and operations, dividends and the impact of COVID-19 on the economy and our business, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties..  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events, including our expectations of the impact of the recent COVID-19 pandemic.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements. Some, but not all, of these risks are described in Item 1A. of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,
	2020	2021
Net revenues	$72,177	$99,430
Cost of sales	71,190	81,653
Gross profit	987	17,777
Selling, general and administrative expense	9,733	11,362
Research and technical expense	787	905
Operating income (loss)	(9,533)	5,510
Nonoperating retirement benefit expense (income)	359	(1,088)
Interest income	(4)	(8)
Interest expense	304	300
Income (loss) before income taxes	(10,192)	6,306
Provision for (benefit from) income taxes	(2,165)	1,647
Net income (loss)	$(8,027)	$4,659
Net income (loss) per share:
Basic	$(0.65)	$0.37
Diluted	$(0.65)	$0.37
Weighted Average Common Shares Outstanding
Basic	12,493	12,369
Diluted	12,493	12,587

Dividends declared per common share	$0.22	$0.22

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)

	September 30,	December 31,
	2021	2021
ASSETS
Current assets:
Cash and cash equivalents	$47,726	$14,262
Accounts receivable, less allowance for doubtful accounts of $553 and $605 at September 30, 2021 and December 31, 2021, respectively	57,964	56,861
Inventories	248,495	271,423
Income taxes receivable	1,292	1,645
Other current assets	6,129	4,866
Total current assets	361,606	349,057
Property, plant and equipment, net	147,248	146,154
Deferred income taxes	16,397	14,661
Other assets	10,829	10,480
Goodwill	4,789	4,789
Other intangible assets, net	5,586	5,468
Total assets	$546,455	$530,609
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$47,680	$39,809
Accrued expenses	20,100	14,744
Income taxes payable	379	417
Accrued pension and postretirement benefits	3,554	3,554
Revolving credit facilities	—	3,000
Deferred revenue—current portion	2,500	2,500
Total current liabilities	74,213	64,024
Long-term obligations (less current portion)	8,301	8,229
Deferred revenue (less current portion)	10,329	9,704
Deferred income taxes	3,459	3,448
Operating lease liabilities	664	486
Accrued pension benefits (less current portion)	26,663	24,675
Accrued postretirement benefits (less current portion)	79,505	79,834
Total liabilities	203,134	190,400
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,757,778 and 12,814,043 shares issued and 12,562,140 and 12,455,839 shares outstanding at September 30, 2021 and December 31, 2021, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	262,057	263,126
Accumulated earnings	101,015	102,865
Treasury stock, 195,638 shares at September 30, 2021 and 358,204 shares at December 31, 2021	(7,423)	(14,023)
Accumulated other comprehensive loss	(12,341)	(11,772)
Total stockholders’ equity	343,321	340,209
Total liabilities and stockholders’ equity	$546,455	$530,609

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended December 31,
	2020	2021
Cash flows from operating activities:
Net income (loss)	$(8,027)	$4,659
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,807	4,636
Amortization	116	118
Pension and post-retirement expense - U.S. and U.K.	2,040	550
Change in long-term obligations	7	(9)
Stock compensation expense	1,059	954
Deferred revenue	(625)	(625)
Deferred income taxes	(1,983)	1,678
Change in assets and liabilities:
Accounts receivable	11,684	1,176
Inventories	13,289	(22,655)
Other assets	(270)	1,429
Accounts payable and accrued expenses	(1,246)	(13,220)
Income taxes	(178)	(323)
Accrued pension and postretirement benefits	(2,220)	(2,202)
Net cash provided by (used in) operating activities	18,453	(23,834)
Cash flows from investing activities:
Additions to property, plant and equipment	(1,127)	(3,335)
Net cash used in investing activities	(1,127)	(3,335)
Cash flows from financing activities:
Revolving credit facility borrowings	—	8,000
Revolving credit facility repayments	—	(5,000)
Dividends paid	(2,795)	(2,811)
Proceeds from exercise of stock options	—	115
Payment for purchase of treasury stock	(238)	(6,600)
Payment for debt issuance cost	(980)	—
Payments on long-term obligations	(67)	(58)
Net cash used in financing activities	(4,080)	(6,354)
Effect of exchange rates on cash	779	59
Increase (decrease) in cash and cash equivalents:	14,025	(33,464)
Cash and cash equivalents:
Beginning of period	47,238	47,726
End of period	$61,263	$14,262

Schedule 4

Quarterly Data

The unaudited quarterly results of operations of the Company for the most recent five quarters are as follows.

	Quarter Ended
	December 31,	March 31,	June 30,	September 30,	December 31,
(dollars in thousands)	2021	2021	2021	2021	2021
Net revenues	$72,177	$82,063	$88,143	$95,278	$99,430
Gross profit margin	987	8,385	13,658	16,700	17,777
Gross profit margin %	1.4%	10.2%	15.5%	17.5%	17.9%
Net income (loss)	(8,027)	(3,632)	422	2,554	4,659
Net income (loss) per share:
Basic	($ 0.65)	($ 0.29)	$ 0.03	$ 0.20	$ 0.37
Diluted	($ 0.65)	($ 0.29)	$ 0.03	$ 0.20	$ 0.37

Schedule 5

Sales by Market

The unaudited revenues, pounds shipped and average selling price per pound of the Company for the most recent five quarters are as follows.

	Quarter Ended
	December 31,	March 31,	June 30,	September 30,	December 31,
	2020	2021	2021	2021	2021
Net revenues (in thousands)
Aerospace	$24,555	$30,601	$33,950	$38,966	$48,455
Chemical processing	15,256	15,068	17,010	15,813	17,450
Industrial gas turbines	13,967	16,436	17,835	18,534	14,598
Other markets	12,779	15,546	13,709	16,056	14,487
Total product revenue	66,557	77,651	82,504	89,369	94,990
Other revenue	5,620	4,412	5,639	5,909	4,440
Net revenues	$72,177	$82,063	$88,143	$95,278	$99,430

Shipments by markets (in thousands of pounds)
Aerospace	904	1,177	1,354	1,528	1,864
Chemical processing	601	682	814	722	794
Industrial gas turbines	798	1,064	1,147	1,178	799
Other markets	489	599	415	538	420
Total shipments	2,792	3,522	3,730	3,966	3,877

Average selling price per pound
Aerospace	$27.16	$26.00	$25.07	$25.50	$26.00
Chemical processing	25.38	22.09	20.90	21.90	21.98
Industrial gas turbines	17.50	15.45	15.55	15.73	18.27
Other markets	26.13	25.95	33.03	29.84	34.49
Total product (product only; excluding other revenue)	23.84	22.05	22.12	22.53	24.50
Total average selling price (including other revenue)	$25.85	$23.30	$23.63	$24.02	$25.65